Exhibit 99.A

Exhibit A to Marl Leschly Form 4

(1)  Consists of shares held of record by each of the entities listed below.  Mr. Leschly is a (i) Managing Member of Rho Management Ventures IV, LLC, which is the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P.; (ii) Managing Director of Rho Capital Partners Verwaltungs GmbH, which is the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG; and (iii) Managing Partner of Rho Capital Partners, Inc., the investment advisor to Rho Management Trust II.  Mr. Leschly disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

Holder	No. of Shares of Common Stock Acquired in the Reported Transaction	No. of Shares of Common Stock Beneficially Owned Following Reported Transaction
Rho Ventures IV, L.P	37,563 shares	378,884 shares
Rho Ventures IV (QP), L.P.	88,433 shares	891,990 shares
Rho Ventures IV GmbH & Co. Beteiligungs KG	92,160 shares	929,582 shares
Rho Management Trust II	81,844 shares	3,244,759 shares
Total	300,000 shares	5,445,215 shares